Exhibit 4.2

E-FUTURE INFORMATION TECHNOLOGY INC.

WARRANT AGREEMENT

                    , 2006

Anderson & Strudwick, Incorporated

707 East Main Street

20th Floor

Richmond, Virginia 23219

Ladies and Gentlemen:

e-Future Information Technology Inc., a Cayman Islands corporation (the “Company”), agrees to issue and sell to you warrants (the “Warrants”) to purchase the number of ordinary shares, of the Company set forth herein, subject to the terms and conditions contained herein.

1. Issuance of Warrants; Exercise Price. The Warrants, which shall be in the form attached hereto as Exhibit A, shall be issued to you concurrently with the execution hereof in consideration of the payment by you to the Company of the sum of US $0.001 cash per ordinary share subject to the Warrants, the receipt and sufficiency of which are hereby acknowledged. The Warrants shall provide that you and such other holder of holders of the Warrants shall have the right to purchase an aggregate of                      ordinary shares for an exercise price equal to $7.20 per share (the “Exercise Price”) or $                     in the aggregate. The number, character and Exercise Price of such shares are subject to adjustment as hereinafter provided, and the term “ordinary shares” shall mean, unless the context otherwise requires, the stock and other securities and property receivable upon exercise of the Warrants. The term “Exercise Price” shall mean, unless the context otherwise requires, the price per ordinary share purchasable under the Warrants as set forth in this Section 1, as adjusted from time to time pursuant to Section 5.

2. Notices of Record Date; Etc. In the event of (i) any taking by the Company of a record date with respect to the holders of any class of securities of the Company for purposes of determining which of such holders are entitled to dividends or other distributions, or any right to subscribe for, purchase or otherwise acquire shares of stock of any class or any other securities or property, or to receive any other right, (ii) any capital reorganization of the Company, or reclassification or recapitalization of capital stock of the Company or any transfer in one or more related transactions of all or a majority of the assets or revenue or income generating capacity of the Company to, or consolidation or merger of the Comany with or into, any other entity or person, or (iii) any voluntary or involuntary dissolution or winding up of the Company, then and in each such event the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right; or (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place and the time, if any is to be fixed, as of which the holders of record of ordinary shares (or any other class of stock or securities of the Company, or another issuer pursuant to Section 5, receivable upon the exercise of the Warrants) shall be entitled to exchange their ordinary shares (or such other stock or securities) for securities or other property deliverable upon such event. Any such notice shall be deposited in the United States mail, postage prepaid, at least ten (10) days prior to the date therein specified, and the holder(s) of the Warrant(s) may exercise the Warrant(s) and participate in such event as a registered holder of ordinary shares, upon exercise of the Warrant(s) so held, within the ten (10) day period from the date of mailing such notice.

3. No Impairment. The Company shall not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any other action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or of the Warrants, but will at all times in good faith take any and all action as may be necessary in order to protect the rights of the holders of the Warrants against impairment. Without limiting the generality of the foregoing, the Company (a) will at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, ordinary shares issuable from time to time upon exercise of the Warrants, (b) will not increase the par value of any shares of stock receivable upon exercise of the Warrants above the amount payable in respect thereof upon such exercise, and (c) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable stock upon the exercise of the Warrants, or any of them.

4. Exercise of Warrants.

(a) Exercise for Cash. At any time and from time to time on and after                     , 2007 and expiring on                     , 2011 at                      p.m., Richmond, Virginia time (the “Exercise Period”), Warrants may be exercised as to all or any portion of the whole number of ordinary shares covered by the Warrants by the holder thereof by surrender of the Warrants, accompanied by a subscription for shares to be purchased in the form attached hereto as Exhibit B and by a check payable to the order of the Company in the amount required for purchase of the ordinary shares as to which the Warrant is being exercised, delivered to the Company at its principal office at eFuture Information Technology Inc., 3/F, Tower E2, Orient Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing, China 100738, Attention: Chairman.

(b) Cashless Exercise. In addition, during the Exercise Period and to the extent that the Company has failed to register the ordinary shares issuable hereunder in accordance with Section 7 hereof within 120 days of the notification of the Company of the exercise of such demand registration right, Warrants may be exercised as to all or any portion of the whole number of ordinary shares covered by the Warrants by the holder thereof by surrender of Warrants together with irrevocable instructions to the Company to issue in exchange for the Warrants the number of ordinary shares equal to the product of (i) the number of ordinary shares as to which the Warrants are being exercised multiplied by (ii) a fraction the numerator of which is the Current Value of an ordinary share less the Exercise Price therefor and the denominator of which is such Current Value. In the case of the purchase of less than all the ordinary shares purchasable under the Warrants, the Company shall cancel such Warrants and shall execute and deliver new Warrants of like tenor for the unexercised balance. For the purposes hereof, “Exercise Date” shall mean the date on which all deliveries required to be made to the Company upon exercise of the Warrants pursuant to this Section 4 shall have been made.

(c) Issuance of Certificates. Upon the exercise of a Warrant in whole or in part, the Company will within five (5) days thereafter, at its expense (including the payment by the Company of any applicable issue or transfer taxes), cause to be issued in the name of and delivered to the Warrant holder a certificate or certificates for the number of fully paid and non-assessable ordinary shares to which such holder is entitled upon exercise of the Warrant. In the event such holder is entitled to a fractional share, in lieu thereof such holder shall be paid a cash amount equal to such fraction, multiplied by the Current Value of one full ordinary share on the date of exercise. Certificates for ordinary shares issuable by reason of the exercise of the Warrant or Warrants shall be dated and shall be effective as of the date of the surrendering of the Warrant for exercise, notwithstanding any delays in the actual execution, issuance or delivery of the certificates for the shares so purchased. In the event a Warrant or Warrants is exercised as to less than the aggregate amount of all ordinary shares issuable upon exercised as to less than the aggregate amount of all ordinary shares issuable upon exercise of all Warrants held by such person, the Company shall issue a new Warrant to the holder of the Warrant so exercised covering the aggregate number of ordinary shares as to which Warrants remain unexercised.

(d) Current Value. For purposes of this section, “Current Value” is defined (i) in the case for which a public market exists for the ordinary shares at the time of such exercise, at a price per share equal to (A) the average of the means between the closing bid and asked prices of the ordinary shares in the over-the-counter market for 20 consecutive business days commencing 30 business days before the date of such notice, (B) if the ordinary shares are quoted on Nasdaq SmallCap Market, at the average of the means of the daily closing bid and asked prices of the ordinary shares for 20 consecutive business days commencing 30 business days before the date of such notice, or (C) if the ordinary shares are listed on any national securities exchange or The Nasdaq National Market, at the average of the daily closing prices of the ordinary shares for 20 consecutive business days commencing 30 business days before the date of such notice, and (ii) in the case no public market exists at the time of such exercise, at the Appraised Value. For the purposes of this Agreement, “Appraised Value” is the value determined in accordance with the following procedures. For a period of five (5) days after the date of an event (a “Valuation Event”) requiring determination of Current Value at a time when no public market exists for the ordinary shares (the “Negotiation Period”), each party to this Agreement agrees to negotiate in good faith to reach agreement upon the Appraised Value of the securities or property at issue, as of the date of the Valuation Event, which will be the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. In the event that the parties are unable to agree upon the Appraised Value of such securities or other property by the end of the Negotiation Period, then the Appraised Value of such securities or property will be determined for purposes of this Agreement by a recognized appraisal or investment banking firm mutually agreeable to the holders of the Warrants and the Company (the “Appraiser”). If the holders of the Warrants and the Company cannot agree on an Appraiser within two (2) business days after the end of the Negotiation Period, the Company, on the one hand, and the holders of the Warrants, on the other hand, will each select an Appraiser within ten (10) business days after the end of the Negotiation Period and those Appraisers will determine the fair market value of such securities or property, without premium for control or discount for minority interests. Such independent Appraiser(s) will be directed to determine fair market value of such securities or property as soon as practicable, but in no event later than thirty (30) days from the date of its selection. The determination by Appraiser(s) of the fair market value will be conclusive and binding on all parties to this Agreement. If there are two Appraisers, and they do not agree as to fair market value, then fair market value shall be determined to be the average of the fair market values as determined by each Appraiser. Appraised Value of each ordinary share at a time when (i) the Company is not a reporting company under the Securities Exchange Act of 1934 and (ii) the ordinary shares are not traded in the organized securities markets, will, in all cases, be calculated by determining the Appraised Value of the entire Company taken as a whole and dividing that value by the number of ordinary shares then outstanding, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. The costs of the Appraiser(s) will be borne by the Company. In no event will the Appraised Value of the ordinary shares be less than the per share consideration received or receivable with respect to the ordinary shares or securities or property of the same class in connection with a pending transaction involving a sale, merger, recapitalization, reorganization, consolidation, or share exchange, dissolution of the Company, sale or transfer of all or a majority of its assets or revenue or income generating capacity, or similar transaction.

5. Protection Against Dilution. The Exercise Price for the ordinary shares and number of ordinary shares issuable upon exercise of the Warrants is subject to adjustment from time to time as follows:

(a) Stock Dividends, Subdivisions, Reclassifications, Etc. In case at any time or from time to time after the date of execution of this Agreement, the Company shall (i) take a record of the holders of ordinary shares for the purpose of entitling them to receive a dividend or a distribution on ordinary shares payable in ordinary shares or other class of securities, (ii) subdivide or reclassify its outstanding shares of ordinary shares into a greater number shares, or (iii) combine or reclassify its outstanding ordinary shares into a smaller number of shares, then, and in each such case, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted in such a manner that the Exercise Price for the shares issuable upon exercise of the Warrants immediately after such event shall bear the same ratio to the Exercise Price in effect immediately prior to any such event as the total number of ordinary shares outstanding immediately prior to such event shall bear to the total number of ordinary shares outstanding immediately after such event.

(b) Adjustment of Number of Shares Purchasable. When any adjustment is required to be made in the Exercise Price under this Section 5, (i) the number of ordinary shares issuable upon exercise of the Warrants shall be changed (upward to the nearest full share) to the number of ordinary shares determined by dividing (x) an amount equal to the number of shares issuable pursuant to the exercise of the Warrants immediately prior to the adjustment, multiplied by the Exercise Price in effect immediately prior to the adjustment, by (y) the Exercise Price in effect immediately after such adjustment, and (ii) upon exercise of the Warrant, the holder will be entitled to receive the number of ordinary shares of other securities referred to in Section 5(a) that such holder would have received had the Warrant been exercised prior to the events referred to in Section 5(a).

(c) Adjustment for Reorganization, Consolidation, Merger, Etc. In case of any reorganization or consolidation of the Company with, or any merger of the Company with or into, another entity (other than a consolidation or merger in which the Company is the surviving corporation) or in case of any sale or transfer to another entity of the majority of assets of the Company, the entity resulting from such reorganization or consolidation or surviving such merger or to which such sale or transfer shall be made, as the case may be, shall make suitable provision (which shall be fair and equitable to the holders of Warrants) and shall assume the obligations of the Company hereunder (by written instrument executed and mailed to each holder of the Warrants then outstanding) pursuant to which, upon exercise of the Warrants, at any time after the consummation of such reorganization, consolidation, merger or conveyance, the holder shall be entitled to receive the stock or other securities or property that such holder would have been entitled to upon consummation if such holder had exercised the Warrants immediately prior thereto, all subject to further adjustment as provided in this Section 5.

(d) Certificate as to Adjustments. In the event of adjustment as herein provided in paragraphs of this Section 5, the Company shall promptly mail to each Warrant holder a certificate setting forth the Exercise Price and number of ordinary shares issuable upon exercise after such adjustment and setting forth a brief statement of facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which the Warrants shall be exercisable after any adjustment of the Exercise Price as provided in this Agreement.

(e) Minimum Adjustment. Notwithstanding the foregoing, no certificate as to adjustment of the Exercise Price hereunder shall be made if such adjustment results in a change in the Exercise Price then in effect of less than five cents ($0.05) and any adjustment of less than five cents ($0.05) of any Exercise Price shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, together with any subsequent adjustment that, together with the adjustment or adjustments so carried forward, amounts to five cents ($0.05) or more; provided however, that upon the exercise of a Warrant, the Company shall have made all necessary adjustments (to the nearest cent) not theretofore made to the Exercise Price up to and including the date upon which such Warrant is exercised.

7. Registration Rights.

(a) Demand Registration Under the Securities Act of 1933. At any time commencing after                     , 2006 through and including                     , 2010, parties who collectively hold a majority of the ordinary shares issued or issuable upon the exercise of the Warrants shall have the right, exercisable by written notice to the Company, to have the Company prepare and file with the Securities and Exchange Commission (the “Commission”), on one occasion, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for you and the other holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Warrants, the ordinary shares underlying the Warrants or other securities held as a result of any adjustment made pursuant to Section 5 hereof (collectively, the “Registrable Securities”). The Company shall notify all holders of the Warrants and the ordinary shares underlying the Warrants of any such demand registration request within ten (10) days of receipt of such request. The notified holders may participate in such demand registration by notifying the Company within ten (10) days after receiving the Company’s notification.

(b) Notice to Be Delivered. The Company covenants and agrees to give written notice of any registration request under Section 7(a) by you or any holder or holders to you and to all other holders of the Warrants or the ordinary shares underlying the Warrants within ten (10) days from the date of the receipt of any such registration request.

(c) Covenants of the Company With Respect to Registration. In connection with any registration under Section 7(a) hereof, the Company covenants and agrees as follows:

(i) The Company shall use its best efforts to file a registration statement within forty-five (45) days of receipt of any demand therefor in accordance with Section 7(a), shall use its best efforts to have any registration statement declared effective at the earliest practicable time, and shall furnish you and each holder desiring to sell the Registrable Securities held by you or the other holders as a result of any adjustment made pursuant to the provisions of Section 5 hereof, such number of prospectuses as shall reasonably be requested.

(ii) The Company shall pay all costs (excluding fees and expenses of counsel for you and the other holders and any underwriting or selling commissions), fees and expenses in connection with all registration statements filed pursuant to Section 7(a) hereof including, without limitation, the Company’s legal and accounting fees, printing expenses, and blue sky fees and expenses. If the Company shall fail to comply with the provisions of Section 7(d), the Company shall, in addition to any other equitable or other relief available to you and the other holders, be liable for any or all actual damages (which may include damages due to a loss of profit).

(iii) The Company will take all necessary action which may be required in qualifying or registering the Registrable Securities included in a registration statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by you and the other holders, provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

(iv) The Company shall indemnify you and all other holders of the Registrable Securities to be sold pursuant to any registration statement and each person, if any, who controls you or the holders within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Act, the 1934 Act or otherwise, arising from such registration statement to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify you in the Underwriting Agreement, dated                     , 2006, by and between you and the Company (the “Underwriting Agreement”) and to provide for just and equitable contribution as set forth in the Underwriting Agreement.

(v) You and all other holders of the Registrable Securities to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the 1934 Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the 1934 Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in the Underwriting Agreement pursuant to which you have agreed to indemnify the Company and to provide for just and equitable contribution as set forth in the Underwriting Agreement.

(vi) Nothing contained in this Agreement shall be construed as requiring you or other holders to exercise their Warrants prior to the initial filing of any registration statement or the effectiveness thereof.

(vii) The Company shall deliver promptly to you and all other holders of the Registrable Securities participating in the offering copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit you and the other holders of the Registrable Securities to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. (“NASD”); provided that you and each such holder of the Registrable Securities agrees not to disclose such information without the prior consent of the Company. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as you and any other holder of the Registrable Securities shall reasonably request.

(viii) If required by the underwriters in connection with an underwritten offering which includes Registrable Securities pursuant to this Section 7, the Company shall enter into an underwriting agreement with one or more underwriters selected for such underwriting. Such underwriting agreement shall be satisfactory in form and substance to the Company, you and each other holder of the Registrable Securities, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the underwriters. If required by the underwriters, you and the other holders of the Registrable Securities shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at their option, require that any or all the representations and warranties of the Company to or for the benefit of such underwriters shall, to the extent that they may be applicable, also be made to and for the benefit of you and the other holders of the Registrable Securities. You and the other holders of the Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to you and the other Holders of the Registrable Securities and their intended methods of distribution.

(ix) In connection with any registration statement filed pursuant to Section 7 hereof, the Company shall furnish, or cause to be furnished, to you and each Holder participating in any underwritten offering and to each underwriter, a signed counterpart, addressed to you, such holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a “cold comfort” letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have issued a report on the Company’s financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities.

(x) The Company shall promptly notify you and each holder of the Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, upon the Company’s discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and upon receipt of such notice you and each holder shall not effect any sale of securities and shall immediately cease utilizing or distributing such prospectus. At the request of you or any such holder, the Company shall promptly prepare and furnish to you or such holder and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

(xi) For purposes of this Agreement, the term “majority” in reference to you and the other holders of the Warrants or the ordinary shares underlying the Warrants, shall mean in excess of fifty percent (50%) of the then outstanding Warrants that have not been resold to the public pursuant to Rule 144 under the Act or a registration statement filed with the Commission under the Act.

8. Stock Exchange Listing. In the event the Company lists its ordinary shares on any national securities exchange or market, the Company will, at its expense, also list on such exchange, upon exercise of a Warrant, all ordinary shares issuable pursuant to such Warrant.

9. Restrictive Legend. Executed copies of this Agreement shall be filed in the principal office of the Company. Instruments evidencing all or part of the Warrants shall contain the legend shown on Exhibit A until                     ,         , after which time such legend may be removed at the request of the holder thereof.

10. Successors and Assigns; Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and the Company and their respective successors and permitted assigns.

11. Notices. Any notice hereunder shall be given by registered or certified mail, if to the Company, at its principal office referred to in Section 5 and, if to the holders, to their respective addresses shown in the Warrant ledger of the Company, provided that any holder may at any time on three (3) days’ written notice to the Company designate or substitute another address where notice is to be given. Notice shall be deemed given and received after a certified or registered letter, properly addressed with postage prepaid, is deposited in the U.S. mail.

12. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Agreement.

13. Assignment; Replacement of Warrants. The Warrants may be sold, transferred, assigned, pledged or hypothecated by you prior to                     ,          only to bona fide officers of Anderson & Strudwick, Incorporated, who in turn shall be subject to the same restriction. If the Warrant or Warrants are assigned, in whole or in part, the Warrants shall be surrendered at the principal office of the Company, and thereupon, in the case of a partial assignment, a new Warrant shall be issued to the holder thereof covering the number of ordinary shares not assigned, and the assignee shall be entitled to receive a new Warrant covering the number of ordinary shares so assigned. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and appropriate bond or indemnification protection, the Company shall issue a new Warrant of like tenor.

14. Rights of Shareholders. Until exercised, the Warrants shall not entitle the holder thereof to any of the rights of a shareholder of the Company.

15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of choice of laws thereof.

16. Definition. All references to the word “you” in this Agreement shall be deemed to apply with equal effect to any persons or entities to whom Warrants have been transferred in accordance with the terms hereof, and, where appropriate, to any persons or entities holding ordinary shares issuable upon exercise of Warrants.

17. Headings. The headings herein are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions hereof.

Very truly yours,

EFUTURE INFORMATION TECHNOLOGY, INC.

By:

Title:

Date:

Accepted as of the          day of         , 2006.

ANDERSON & STRUDWICK, INCORPORATED

By:

Title:

Date:

EXHIBIT A

No.

                    Shares

E-FUTURE INFORMATION TECHNOLOGY, INC.

COMMON STOCK PURCHASE WARRANT

THIS IS TO CERTIFY that ANDERSON & STRUDWICK, INCORPORATED or its assigns as permitted in that certain Warrant Agreement (the “Warrant Agreement”) dated                     , 2006 between the Company (as hereafter defined) and Anderson & Strudwick, Incorporated is entitled to purchase at any time or from time to time on or after                     , 2006,                      ordinary shares of e-Future Information Technology Inc., a Cayman Islands corporation (the “Company”), for an exercise price per share as set forth in the Warrant Agreement referred to herein. This Warrant is issued pursuant to the Agreement, and all rights of the holder of this Warrant are further governed by, and subject to the terms and provisions of such Warrant Agreement, copies of which are available upon request to the Company. The holder of this Warrant and the shares issuable upon the exercise hereof shall be entitled to the benefits, rights and privileges and subject to the obligations, duties and liabilities provided in the Warrant Agreement.

UNTIL                     ,             , NEITHER ANDERSON & STRUDWICK, INCORPORATED NOR ANY ASSIGNEE OF ALL OR A PORTION OF THE RIGHTS PURSUANT TO THIS WARRANT MAY SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE ANY OF ITS RIGHTS PURSUANT TO THIS WARRANT OTHER THAN TO BONA FIDE OFFICERS OF ANDERSON & STRUDWICK, INCORPORATED.

Subject to the provisions of the Securities Act of 1933, of the Warrant Agreement and of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, only to the extent expressly permitted in such documents and then only at the office of the Company at e-Future Information Technology Inc., 3/F, Tower E2, Orient Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing, China 100738, Attention: Chairman, by the holder hereof or by a duly authorized attorney-in-fact, upon surrender of this Warrant duly endorsed, together with the Assignment hereof duly endorsed. Until transfer hereof on the books of the Company, the Company may treat the registered holder hereof as the owner hereof for all purposes.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and its corporate seal to be hereunto affixed by its proper corporate officers thereunto duly authorized.

E-FUTURE INFORMATION TECHNOLOGY INC.

By:		(SEAL)
President

ATTEST:
Secretary

EXHIBIT B

FORM OF SUBSCRIPTION

To E-Future Information Technology Inc.:

The undersigned, the holder of Warrant Number                     , hereby irrevocably elects to exercise the purchase right represented by such Warrant, and to purchase thereunder                     * shares of ordinary shares of e-Future Information Technology, Inc.

As payment therefor, the undersigned (mark one):

             herewith makes a payment in cash or by check of U.S. $                    , or

             requests to utilize the cashless exercise provision in Section 4(b) of the Warrant Agreement.

Further, the undersigned requests that the certificate or certificates for such shares be issued in the name of and delivered to the undersigned. The undersigned acknowledges and agrees that ordinary shares to be received by the undersigned are subject to the restrictions on transfer set forth in the Warrant.

(Signature)

(Address)

Dated:

*	Insert here the number of shares set forth on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment (which adjustment will be made in the issuance of such ordinary shares, other stock, securities, property, or cash) for additional ordinary shares or any other stock or other securities or property or cash that, pursuant to the adjustment provisions of the Warrant, is deliverable upon exercise.

FORM OF ASSIGNMENT

(To be signed only upon transfer of Warrant)

For value received, the undersigned hereby sells, assigns and transfers unto                      the right represented by Warrant Number              to purchase              ordinary shares of e-Future Information Technology, Inc. to which the attached Warrant related, and appoints                      as Attorney-in-Fact to transfer such right on the books of e-Future Information Technology, Inc. with the full power of substitution in the premises.

The undersigned represents and warrants that the transfer of the attached Warrant is permitted by the terms of the Warrant Agreement pursuant to which the attached Warrant has been issued, and the transferee hereof, by acceptance of this Assignment, agrees to be bound by the terms of the Warrant Agreement with the same force and effect as if a signatory thereto.

(Signature)

(Address)

Dated: